Exhibit 99.1
NASH FINCH APPOINTS BOB DIMOND
CHIEF FINANCIAL OFFICER
Former Wild Oats Markets CFO Brings Extensive Financial Background and
18 Years of Food Retail and Distribution Experience
     MINNEAPOLIS (December 21, 2006) — Nash-Finch Company (NASDAQ: NAFC), a leading national food distributor, today announced that Robert B. Dimond has been appointed Chief Financial Officer, Executive Vice President and Treasurer, effective January 2, 2007. Mr. Dimond, 45, brings 18 years of financial and senior executive management experience in the food retail and distribution industry, and previously served as Executive Vice President, Chief Financial Officer and Treasurer at Nash Finch from 2000-2004. He replaces LeAnne M. Stewart who earlier this year announced her intention to resign from those positions.
     Mr. Dimond joins Nash Finch from Wild Oats Markets Inc. (NASDAQ: OATS), a leading national natural and organic foods retailer with reported annual sales in excess of $1 billion and 116 natural foods stores in 24 states and British Columbia, Canada, where he has served as the Company’s Chief Financial Officer and Senior Vice President since April 2005. At Wild Oats Markets, Mr. Dimond’s responsibilities included all areas of finance and accounting, strategic planning and analysis, information technology and risk management. He also spearheaded the successful launch to sell Wild Oats branded products to other upscale grocery retailers.
     Commenting on today’s announcement, Alec C. Covington, President and Chief Executive Officer said, “We are pleased to welcome Bob back to Nash Finch. He brings tremendous experience, integrity and leadership, and has an in-depth understanding of Nash Finch’s business. His record demonstrates a keen ability to manage all aspects of the CFO position — from all financial functions to strategic planning — and to build on a company’s core strengths to drive top- and bottom-line growth. We look forward to his contributions as we work together to strengthen the Company’s competitive edge and deliver value to shareholders.”
     Mr. Covington continued, “On behalf of the entire company, I would like to thank LeAnne Stewart for her years of service and invaluable contributions, as well as her dedication and leadership at Nash Finch. She was an integral member of the Nash Finch management team and was especially instrumental in the development and initial implementation of the Company’s strategic plan. We wish LeAnne well and are confident she will continue to enjoy great success as she determines the next chapter in her career.”
     Mr. Dimond said, “I am pleased to return to such a dynamic company. The Company’s new strategic direction clearly positions Nash Finch on the right track towards improving its overall financial results and enhancing shareholder value. I look forward to working with Alec and the talented team at Nash Finch to help the Company achieve its business goals.”
     Prior to his four years of service with Nash Finch, Mr. Dimond was Group Vice President and Chief Financial Officer for the western region of The Kroger Co. (NYSE: KR) and served as Vice President, Administration and Controller for Smith’s Food and Drug Centers. Mr. Dimond earned his Bachelor of Science degree in accounting from the University of Utah and is a Certified Public Accountant.
     Nash Finch is a Fortune 500 company and one of the leading food distribution companies in the United States. Nash Finch’s core business, food distribution, serves independent retailers and military commissaries in 31 states, the District of Columbia, Europe, Cuba, Puerto Rico, the Azores and Honduras. The Company also owns and operates a base of retail stores, primarily supermarkets under the Econofoods®, Family Thrift Center® and Sun Mart® trade names. Further information is available on the Company’s website at www.nashfinch.com.
Forward-Looking Statements
     The statements in this release that refer to plans and expectations for fiscal 2006 and other future periods are forward-looking statements based on current expectations and assumptions, and entail risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Important factors that could cause actual results to differ materially from published plans and expectations include the following:
•	the success or failure of strategic plans, new business ventures and initiatives;
•	the effect of competition on our distribution, military and retail businesses;
•	our ability to identify and execute plans to improve the competitive position of our retail operations;
•	risks entailed by acquisitions, including our ability to successfully integrate acquired operations and retain the customers of those operations;
•	credit risk from financial accommodations extended to customers;
•	general sensitivity to economic conditions, including volatility in energy prices;
•	future changes in market interest rates;
•	our ability to identify and execute plans to expand our food distribution operations;
•	changes in the nature of vendor promotional programs and the allocation of funds among the programs;

•	limitations on financial and operating flexibility due to debt levels and debt instrument covenants;
•	our ability to obtain necessary amendments to our credit facilities to ensure we remain in compliance with debt covenants;
•	possible changes in the military commissary system, including those stemming from the redeployment of forces;
•	adverse determinations or developments with respect to the litigation or SEC inquiry discussed in Part I, Item 3 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2005;
•	changes in consumer spending, buying patterns or food safety concerns; and
•	unanticipated problems with product procurement.
A more detailed discussion of these factors, as well as other factors that could affect the Company’s results, is contained in the Company’s periodic reports filed with the SEC, including our Annual report on Form 10-K for the fiscal year ended December 31, 2005. The Company does not undertake to update forward-looking statements to reflect future events or circumstances, but investors are advised to consult future disclosures involving these topics in its periodic reports filed with the SEC.
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Contact:
Brian Numainville
952-844-1201

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